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                                                                    EXHIBIT 99.2

POWERBRIEF(TM) INC. ANNOUNCES NEW MANAGEMENT EXPANSION

HOUSTON, TX--(BUSINESS WIRE) - April 17, 2001- PowerBrief, Inc. (OTCBB: PWRB; http://www.powerbrief.com) today announced that as of April 17, 2001, PowerBrief, Inc. will be led by James C. Green. In conjunction with Mr. Green assuming the role of CEO and managing the day-to-day operations, Ernest D. Rapp will be assuming the new title of Executive Vice President and Treasurer, in order to focus more on the financial efforts of the company. Mr. Green will also be assuming Mr. Rapp's seat on the Board of Directors, with Mr. Rapp taking on the role of Secretary.

"We are very excited about the new addition of Jim to our management team," said Robb Ohnesorge, President and Co-Founder of PowerBrief. "Mr. Green brings over thirty years of management experience to PowerBrief, having most recently served as CEO of Birkman International, an international organizational development firm delivering software and services via the Internet through over 1300 authorized independent certified consultants. Prior to his exceptional success with Birkman, Mr. Green also served as President of Bonner and Moore International, President of Bonner and Moore Computing Company and was also President and Founder of Accusearch, an aggregator of electronic public and legal records serving the financial and legal markets. This kind of leadership experience and track record is an exceptional find for any Company looking to grow in today's marketplace."

ABOUT POWERBRIEF, INC.

PowerBrief serves the legal community by providing a secure, Internet-based platform for tightly integrated case management, including document and discovery management. PowerBrief features a suite of applications that it believes dramatically improve collaboration, efficiency, risk management and client advocacy. PowerBrief hosts its ASP offering with Intel(R) Online Services, Inc. Intel Online Services, Inc. is an Intel subsidiary that has the goal of becoming a leading supplier of hosted Internet services, business application and e-commerce services worldwide. Additional information can be found at the Company's website, www.PowerBrief.com, or by calling (800) 490-9041.

This announcement contains forward-looking statements about PowerBrief, Inc. that involve risks and uncertainties. These forward-looking statements are developed by combining currently available information with PowerBrief's beliefs and assumptions. These statements often contain words like will, believe, expect, anticipate, intend, contemplate, seek, plan, estimate or similar expressions. Forward-looking statements do not guarantee future performance. These statements are made under the protection afforded them by Section 21E of the Securities Exchange Act of 1934. Because PowerBrief cannot predict all of the risks and uncertainties that may affect it, or control the ones it does predict, PowerBrief's actual results may be materially different from the results expressed in its forward-looking statements. For a more complete discussion of the risks, uncertainties and assumptions that may affect PowerBrief, see IOI's 1999 Annual Report on Form 10-KSB and registration statement and proxy statement. Such documents can be obtained for free through the website maintained by the Securities and Exchange Commission at www.sec.gov.




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